Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 16, 2003 relating to the financial statements and financial statement schedule of Stewart Enterprises, Inc. which appears in Stewart Enterprises, Inc.’s Annual Report on Form 10-K for the year ended October 31, 2003.

PricewaterhouseCoopers LLP
New Orleans, Louisiana
December 6, 2004